                                                                  Exhibit (a)(1)
                                                                  --------------

                               ANSWERTHINK, INC.

             OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR NEW OPTIONS

--------------------------------------------------------------------------------
                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
            AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON AUGUST 8, 2001,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

          Answerthink, Inc. is offering its employees and members of its board of directors the opportunity to exchange (i) all outstanding nonqualified options under the Answerthink, Inc. 1998 Stock Option and Incentive Plan (the "Answerthink Option Plan") or the Think New Ideas, Inc. Amended and Restated 1997 Stock Option Plan (the "Think New Ideas 1997 Option Plan") or the Think New Ideas, Inc. Amended and Restated 1998 Stock Option Plan (the "Think New Ideas 1998 Option Plan" and, together with the Answerthink Option Plan and the Think New Ideas 1997 Option Plan, the "Plans") and (ii) all outstanding incentive stock options that have an exercise price of $10.00 per share or more under the Plans for new options which we will grant under the Answerthink Option Plan.

          We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of new options to be granted to each employee or member of our board of directors will be equal to 662/3% of the number of shares subject to the options tendered by such employee or member of our board of directors and accepted for exchange. This means that for every three options that you tender and we accept for exchange, you will receive two new options. We will not, however, issue any new options exercisable for fractional shares. Instead, we will round up to the nearest whole number. The number of new options will be adjusted for any stock splits, stock dividends and similar events completed after the expiration date and prior to the issuance of the new options. We will grant the new options on or about the day which is at least six months and one day following the date we cancel the options accepted for exchange. You must tender all unexercised options subject to an individual grant. If you choose to participate in the offer, you must also tender all options that you received during the six months immediately prior to the expiration date of the offer, currently expected to be August 8, 2001, if those grants were made subsequent to and have an exercise price lower than the exercise price of the options that you wish to replace.

          This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6.

          If you tender options for exchange as described in the offer, we will grant you new options under the Answerthink Option Plan and a new option agreement between you and us. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Stock Market's National Market ("Nasdaq"), or such other national securities exchange or interdealer quotation system on which our common stock is then traded, on the date of grant or, if the grant date is not a business day, as of the last business day preceding the grant date. The new options granted to you will have the same vesting schedule, measured from the same grant date, as the options tendered by you and accepted for exchange.

          Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

          Shares of our common stock are quoted on Nasdaq under the symbol "ANSR." On June 20, 2001, the last reported sale price of our common stock on Nasdaq was $7.30 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

          You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Human Resources, Attn: Robert Greene at Answerthink, Inc., 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2263).

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it to Human Resources, Attn: Robert Greene at Answerthink, Inc., 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone:
(404) 682-2263).

     We recommend that if you choose to mail your letter of transmittal, you send it by certified or registered mail. Interoffice mail is not recommended since it can not be tracked. Please keep a copy of all documents. Answerthink will not be responsible for any lost mail, whether interoffice or otherwise.

     We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
SUMMARY TERM SHEET................................................................    1

RISK OF PARTICIPATING IN THE OFFER................................................    8

THE OFFER.........................................................................   10

   1.   Eligibility; Number of Options; Expiration Date...........................   10

   2.   Purpose of the Offer......................................................   11

   3.   Procedures for Tendering Options..........................................   13

   4.   Withdrawal Rights.........................................................   14

   5.   Acceptance of Options for Exchange and Issuance of New Options............   14

   6.   Conditions of the Offer...................................................   15

   7.   Price Range of Common Stock Underlying the Options........................   18

   8.   Source and Amount of Consideration; Terms of New Options..................   18

   9.   Information Concerning Answerthink........................................   22

   10.  Interests of Directors and Officers; Transactions and Arrangements
        Concerning the Options....................................................   25

   11.  Status of Options Acquired by Us in the Offer; Accounting Consequences
        of the Offer..............................................................   26

   12.  Legal Matters; Regulatory Approvals.......................................   26

   13.  Material Federal Income Tax Consequences..................................   27

   14.  Extension of Offer; Termination; Amendment................................   27

   15.  Fees and Expenses.........................................................   28

   16.  Additional Information....................................................   28

   17.  Miscellaneous.............................................................   30

SCHEDULE A........................................................................  A-1
SCHEDULE B........................................................................  B-1

                              SUMMARY TERM SHEET

  The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

 . What securities are we offering to exchange?

  We are offering our employees and members of our board of directors an opportunity to exchange (i) all outstanding nonqualified stock options under the Plans and (ii) all outstanding incentive stock options that have an exercise price of $10.00 per share or more under the Plans for new options under the Answerthink Option Plan. (Page 10)

  Your outstanding grants of options under the Plans are set forth on Schedule B to this offer to exchange.

 . Why are we making the offer?

  Many of our employees and members of our board of directors have current outstanding options with strike prices that are significantly higher than the current market price of our common stock. We believe in giving our employees and members of our board of directors long-term performance incentives. These options may not be providing such an incentive at this time. This exchange program will give employees and members of our board of directors an opportunity to receive options that may have a lower strike price. (Page 11)

 . What are the conditions to the offer?

  The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of conditions, including the conditions described in section 6. We urge you to carefully read these conditions. (Page 15)

 . Are there any eligibility requirements I must satisfy after the expiration date of the offer to receive the new options?

  To receive a grant of new options pursuant to the offer and under the terms of the Answerthink Option Plan, you must be an employee or member of the board of directors of Answerthink from the date you tender options through the date we grant the new options. In addition, if you are a former member of our board of directors, who served your entire term of office and received options in connection with your service on the board, you will also be eligible to receive the new options. As discussed below, we will not grant the new options until on or about the day which is at least six months and one day following the date we cancel the options accepted for exchange. If you are not an employee or member of the board of directors of Answerthink from the date you tender options through the date we grant the new options, other than if your term of office as a director expires, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for the options tendered if you are not an employee or a member of our board of directors from the date you tender options through the date we grant the new options, other than if your term of office as a director expires. This means that if you die or voluntarily terminate your employment or service as a member of our board of directors or we terminate your employment or service as a member of our board of directors prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. (Page 10)

 . How many new options will I receive in exchange for my tendered options?

  We will grant you new options to purchase the number of shares of our common stock that is equal to 66 2/3% of the number of options properly tendered by you. This means that for every three options that you tender and we accept for exchange, you will receive two new options. We will not, however, issue any new options exercisable for fractional shares. Instead, we will round up to the nearest whole number. For example, if you tender options exercisable for 1,000 shares that we accept for exchange, you will receive new options exercisable for 667 shares, rather than 666-2/3 shares. The new options will be granted under our Answerthink Option Plan and will be subject to the terms and conditions of the Answerthink Option Plan and a new option agreement between you and us. All options accepted by us pursuant to the offer will be canceled. (Page 15)

 . When will I receive my new options?

  We will grant the new options on or about the day that is at least six months and one day after the date we cancel the options accepted for exchange. For example, if we cancel tendered options on August 8, 2001, which is the scheduled expiration date of the offer, the grant date of the new options will be on or about February 9, 2002. (Page 14)

 . Why won't I receive my new options immediately after the expiration date of the offer?

  The current accounting rules specify that a minimum of six months and one day must pass before we issue the exchange options. If we do not follow this guidance, we would be subject to compensation charges against our earnings for financial reporting purposes. The accounting rules also prevent us from setting the exercise price for the exchange options prior to the actual grant date. Again, if we do not follow these rules, we would be subject to unfavorable accounting treatment for the exchange program. (Page 15)

 . Why not just reprice the currently outstanding options?

  Based on the same accounting guidance mentioned above, "repricing" existing options, or resetting the strike price of these outstanding options to the current market price of our stock, would result in charges against our earnings for financial reporting purposes.

 . If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

  If we accept options you tender in the offer, we will defer until the grant date for your new options our grant to you of other options, such as performance-related option commitments in your offer letter or employment agreement, for which you may be eligible before the new option grant date. We will defer the grant to you of these other options in order to avoid adverse accounting charges against our earnings. (Page 15)

 . What happens if Answerthink is acquired during the period after my options are canceled but before I am granted new options?

  It is possible that prior to the grant date of the new options we might enter into an agreement for a merger into another company or change of control transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation. Depending on the structure of a transaction, option holders participating in this offer might be deprived of any further price appreciation in the common stock or deprived of the opportunity to participate in the option exchange program.

  If we are a party to a merger into another company or change of control transaction before the grant date of the new options, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the new options to continuing employees, although there can be no assurance that we would be successful in negotiating such an agreement.

  We reserve the right, however, in the event of a merger into another company or change of control transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive new options under this offer. If we were to terminate your right to receive new options under this offer in connection with such transaction, employees who tendered options pursuant to this offer would not receive new options to purchase our common stock, or securities of the acquiror or any other consideration for their tendered options. (Page 11)

 . What will the exercise price of the new options be?

  The exercise price of the new options will be equal to the last reported sale price of our common stock on Nasdaq on the date we grant the new options or, if the grant date is not a business day, as of the last business day preceding the grant date. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (Page 19)

 . When will the new options vest?

  The new options granted to you will have the same vesting schedule, measured from the same grant date, as the options tendered by you and accepted for exchange.

Here is an example of how the vesting schedule will work:

Original Grant Surrendered by Associate
---------------------------------------
3,000 options granted on August 31, 1999

Vesting Schedule                       Options   Strike Price
----------------                       -------   ------------
50% after 2 years (August 2001)          1,500         $25.00
25% August 2002                            750         $25.00
25% August 2003                            750         $25.00

New Grant to be Received by Associate
-------------------------------------
2,000 options granted on February 9, 2002 (projected grant date)

Vesting Schedule                       Options   Strike Price
----------------                       -------   ------------
50% fully vested (August 2001)           1,000   February 8, 2002 closing price
25% vested August 2002                     500   February 8, 2002 closing price
25% vested August 2003                     500   February 8, 2002 closing price

After the date we grant the new options, you generally will forfeit the non-vested portion of any new option when you cease to be employed with us. (Page
20)

 . Do I have to tender each option grant for all of the unexercised options subject to that grant?

  Yes. You must tender all unexercised options subject to an option grant. We are not accepting partial tenders of an individual unexercised option grant.
For example, if you hold an option to purchase 3,000 shares of common stock, you must either tender all or none of such option. You cannot tender only part of the option and retain the remainder of the option. (Page 10)

 . If I have multiple option grants, can I choose which options to tender in the offer?

  Yes. You may tender all or any of your nonqualified option grants and all or any of your incentive stock option grants that have an exercise price of $10.00 per share or more. However, if you choose to participate in the offer, you must tender all options that you received during the six months immediately prior to the expiration date of the offer, currently expected to be August 8, 2001, if those grants were made subsequent to and have an exercise price lower than the exercise price of the options that you wish to replace. Please note that, if you received an end of year 2000 performance grant and/or an Employee Stock Purchase Plan special grant, you do not have to tender these options as they fall outside the six-month period. (Page 10)

 . Will I have to pay taxes if I exchange my options in the offer?

  We believe that the exchange will be treated as a non-taxable exchange. This means that, if you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. We believe that the grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 22)

  Certain consequences to holders of incentive stock options that have an exercise price of $10.00 per share or more who do not tender these options in the offer are discussed in the offer to exchange. (Page 21)

 . If my current options are incentive stock options, will my new options be incentive stock options?

  No. All of the new options granted pursuant to the offer will be nonqualified stock options. (Page 19)

 . Will the terms and conditions of my new options be identical to the terms of my current options?

  No. This offer is open to option holders who have been granted options under several of our stock option plans. However, pursuant to the terms of the offer, we will be granting new options under the terms of the Answerthink Option Plan and a new option agreement between you and us. (Page 18)

 . When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

  The offer expires on August 8, 2001, at 5:00 p.m., Eastern Daylight time, unless it is extended by us. (Page 11)

  We may, at our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long.

  If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 27)

 . How do I tender my options?

  If you decide to tender your options, your properly completed and duly executed letter of transmittal must be received before 5:00 p.m., Eastern Daylight time, on August 8, 2001, at Answerthink, Inc., Human Resources, Attn:
Robert Greene 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2263).

  If we extend the offer beyond that time, we must receive your properly completed and duly executed letter of transmittal before the extended expiration of the offer.

  We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we will accept all such properly tendered options promptly after the expiration of the offer.

  We recommend that if you choose to mail your letter of transmittal, you send it by certified or registered mail. Interoffice mail is not recommended since it can not be tracked. Please keep a copy of all documents. Answerthink will not be responsible for any lost mail, whether interoffice or otherwise. (Page
13)

 . Where do I go to find out the number of options and the strike price of my current outstanding option grants?

  This information is set forth on Schedule B to this offer to exchange. Additionally, you can access your stock option information either by phone using the Smith Barney Voice Response Unit, or VRU, or on the Internet by accessing www.benefitaccess.com. If you are using the VRU, you will need your social security number and personal identification number, or PIN, number. The Internet will require entry of your user name and a password.

 . Will I receive a confirmation statement verifying my tender?

  Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options. (Page 15)

 . Do I need to do anything if I do not want to tender my options?

  No. If you do not deliver a properly completed and duly executed letter of transmittal prior to the expiration of the offer, you will not be a participant in the offer.

 . During what period of time may I withdraw previously tendered options?

  You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight time, on August 8, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 14)

 . What does management and our board of directors think of the offer?

  Although the board of directors has approved this offer, neither management nor the board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. We have been advised that our executive officers and directors intend to tender options pursuant to this offer. (Page 13)

 . Who can I talk to if I have questions about the offer?

  For additional information or assistance, you should contact:

     Answerthink, Inc.
     Human Resources
     Attn: Robert Greene
     817 W. Peachtree Street, Suite 800
     Atlanta, Georgia 30308
     (telephone: (404) 682-2263)

                      RISK OF PARTICIPATING IN THE OFFER

  Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to carefully read the remainder of this offer before deciding whether and to what extent to participate.

 . Participation in the offer will make you ineligible to receive any option grants until February 9, 2002 at the earliest.

  Employees are generally eligible to receive option grants at any time that the board of directors or compensation committee chooses to make them. However, if we were to grant you new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. Therefore, if you participate in the offer, we will defer until February 9, 2002 at the earliest our grant to you of other options, such as performance-related option commitments in your offer letter or employment agreement, for which you may be eligible before the new option grant date. We do plan to grant the annual year-end performance options; however, these options will not be granted until after February 9, 2002.

 . If our stock price increases after the date your tendered options are canceled, your canceled options might have been worth more than the new options that you have been granted in exchange for them.

  For example, if you tender 1,000 options with a $12.00 exercise price per share and our stock price appreciates to $15.00 on the date the new option grants are made, after the offer you will have 667 options at an exercise price of $15.00 per share. Therefore, after the offer, you will have fewer options at an exercise price higher than that of the options that you tendered and were canceled.

 . If your employment or service as a member of our board of directors terminates prior to the grant of the new options, you will receive no additional consideration.

  Once your option is canceled, it cannot be reinstated. Accordingly, if your employment or service as a member of our board of directors terminates for any reason, other than if your term of office as a director expires, prior to the grant of the new options, you will have the benefit of neither the canceled option nor the new option.

 . We investigate strategic opportunities from time to time which, if concluded, could affect the pricing and/or terms of your new options.

  We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, strategic partnerships, acquisitions and mergers. If any of these transactions were to occur before the new options are granted, and our stock price appreciates, your new options could be granted at a higher exercise price, and could be subject to additional terms and conditions required by an investing or acquiring party. Also, you could forfeit any acceleration of vesting to which you might otherwise be entitled under your existing options. (Page 20)

 . What happens if Answerthink sells one of its practices or service lines during the period after my options are canceled but before I am granted new options?

  In the ordinary course of business, we are consistently exploring ways to make our business more efficient and rationalize operations, including through strategic alternatives for some of our practices or service lines. While we currently have no definitive plans to enter into any such transaction, it is possible that prior to the grant date of the new options we might enter into an agreement resulting in the disposition of one or more of our practices or service lines.

  If you are an employee of one of our practices or service lines which is sold after the cancellation of your options but prior to the grant date of the new options, you will have the benefit of neither the canceled option nor the new option.

 . Your new options will be subject to the general risks of our business.

  For a description of risks related to our business, please see section 17.

                                   THE OFFER

1.     Eligibility; Number of Options; Expiration Date.

   All of our employees and members of our board of directors are eligible to participate in this offer. Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the Answerthink Option Plan (i) all outstanding nonqualified options under the Plans and (ii) all outstanding incentive stock options that have an exercise price of $10.00 per share or more under the Plans that are properly tendered and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. We will not accept partial tenders of unexercised option grants. Therefore, you must tender options for all or none of the unexercised options subject to a particular option grant. If you choose to participate in the offer, you must also tender all options that you received during the six months immediately prior to the expiration date of the offer, currently expected to be August 8, 2001, if those grants were made subsequent to and have an exercise price lower than the exercise price of the other options that you wish to replace. Please note that, if you received an end of year 2000 performance grant and/or an Employee Stock Purchase Plan special grant, you do not have to tender these options as they fall outside the six-month period.

       As of June 20, 2001, 12,482,742 options were outstanding under the Plans. Of these options, 11,786,195 were nonqualified options and 565,306 were incentive stock options that had an exercise price of $10.00 per share or more. The options that we are offering to exchange represent approximately 98.95% of the total options outstanding under the Plans as of June 20, 2001.

       If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to 662/3% of the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. This means that for every three options that you tender and we accept for exchange, you will receive two new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round up to the nearest whole number. All new options will be subject to the terms of the Answerthink Option Plan and to a new option agreement between you and us. If you are not an employee or member of the board of directors of Answerthink continuously from the date you tender options through the date we grant the new options, other than if your term of office as a director expires, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee or member of our board of directors from the date you tender options through the date we grant the new options, other than if your term of office as a director expires. This means that if you die or voluntarily terminate your employment or service as a member of our board of directors or we terminate your employment or service as a member of our board of directors prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

       We are also reserving the right, in the event of a merger into another company or change of control transaction after the expiration date but before the grant date of the new options, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating the right to receive new options under this offer. If we were to terminate your right to receive new options under this offer in connection with such a merger into another company or change of control transaction, employees or members of our board of directors who tendered options pursuant to this offer would not receive new options to purchase our common stock, or securities of the acquiror, or any other consideration for their tendered options. However, if we are a party to a merger into another company or change of control transaction before the grant date of the new options, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the new options that would have been received under the offer, although there can be no assurance that we would be successful in negotiating such an agreement. Section 2 of this offer to exchange describes our future plans.

       The term "expiration date" means 5:00 p.m., Eastern Daylight time, on August 8, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

       If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

   (a) (1) we increase or decrease the amount of consideration offered for the options;

       (2) we decrease the number of options eligible to be tendered in the offer; or

       (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

   (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

       For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight time.

2.     Purpose of the Offer.

       We issued the options outstanding under the Plans for the following purposes:

     . to provide our employees and members of our board of directors an opportunity to acquire or increase a proprietary interest in Answerthink, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

     . to encourage our employees and members of our board of directors to continue their employment or service with us.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees and members of our board of directors with the benefit of owning options that may have a lower strike price and thus create better performance incentives for our employees and members of our board of directors.

       We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, strategic partnerships, acquisitions and mergers. Subject to the foregoing and except as otherwise disclosed in our SEC filings or in this offer to exchange, as of the date of this filing we presently have no definitive agreements or arrangements that have not been publicly disclosed that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e)  any other material change in our corporate structure or business;

     (f)  our common stock being delisted from a national securities exchange;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

       Nothing contained herein shall restrict our ability to any of the foregoing.

       Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.     Procedures for Tendering Options.

       Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal. We must receive the completed and executed letter of transmittal at Answerthink, Inc., Human Resources, Attn: Robert Greene, 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2263) before the expiration date.

       The method of delivery of all documents, including letters of transmittal, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery. Answerthink will not be responsible for any lost mail, whether interoffice or otherwise.

       Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

       Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

       Subject to our rights to extend, terminate and amend the offer, we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.     Withdrawal Rights.

       You may only withdraw your tendered options in accordance with the provisions of this section 4.

       You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight time, on August 8, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern Daylight time, on August 22, 2001, you may withdraw your tendered options at any time after August 22, 2001.

       To validly withdraw tendered options, you must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify your name, the grant date, exercise price, and total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed exactly as your name appears on the option agreement or agreements evidencing the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

       You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

       Neither Answerthink nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.     Acceptance of Options for Exchange and Issuance of New Options.

       Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on August 8, 2001, the scheduled expiration date of the offer, you will be granted new options on or about February 9, 2002, which is the day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent day which is on or about the day at least six months and one day following the extended date.

       Because of accounting rules that could apply to interim option grants as a result of the offer, if we accept options you tender in the offer, we will defer until the grant date for your new options our grant to you of other options, such as performance-related option commitments in your offer letter or employment agreement, for which you may be eligible before the new option grant date. Therefore, if you participate in the offer, you will not be eligible to receive any option grants until February 9, 2002 at the earliest.

       Your new options will entitle you to purchase a number of shares of our common stock which is equal to 66 2/3% of the number of shares subject to the options you tender, subject to adjustments for any stock splits, stock dividends and similar events. This means that for every three options that you tender and we accept for exchange, you will receive two new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round up to the nearest whole number. If you are not an employee or member of the board of directors of Answerthink from the date you tender options through the date we grant the new options, other than if your term of office as a director expires, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee or member of our board of directors from the date you tender options through the date we grant the new options, other than if your term of office as a director expires. This means that if you die or voluntarily terminate your employment or service as a member of our board of directors or we terminate your employment or service as a member of our board of directors prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

       For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the offer, we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.     Conditions of the Offer.

       Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 27, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

       (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (1) challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or (2) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Answerthink or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

       (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

          (3)  materially impair the contemplated benefits of the offer to us;
               or

          (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Answerthink or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries, taken as a whole, or otherwise materially impair the contemplated benefits of the offer to us;

       (c)  there shall have occurred:

          (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Answerthink or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

          (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

       (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

       (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 27, 2001;

          (2)  any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before June 27, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

       (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Answerthink or our subsidiaries that, in our reasonable judgment, is or may be material to Answerthink or our subsidiaries.

       The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

       If we accept options you tender in the offer, we will defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been canceled. We will defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

7.     Price Range of Common Stock Underlying the Options.

       Our common stock is quoted on Nasdaq under the symbol "ANSR." The following table shows, for the fiscal periods indicated, the high and low sales prices per share of our common stock as reported by Nasdaq.

                                                       High         Low
                                                       ----         ---
2001
Second Quarter (through June 20, 2001)............    $ 8.48       $ 3.50
First Quarter.....................................      9.06         3.25

2000
Fourth Quarter....................................     18.75         2.53
Third Quarter.....................................     19.94        13.44
Second Quarter....................................     28.50        14.00
First Quarter.....................................     40.38        18.81

1999
Fourth Quarter....................................     36.81         9.25
Third Quarter.....................................     25.50         9.50
Second Quarter....................................     28.94        18.75
First Quarter.....................................     36.63        24.50

       As of June 20, 2001, the last reported sale price of our common stock, as reported by Nasdaq, was $7.30 per share.

       We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

8.     Source and Amount of Consideration; Terms of New Options.

       Consideration. We will issue new options to purchase common stock under the Answerthink Option Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of new options to be granted to each employee or member of our board of directors will be equal to 66 2/3% of the number of options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. This means that for every three options that an option holder tenders and we accept for exchange, such option holder will receive two new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round up to the nearest whole number. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of 8,234,334 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 18.17% of the total shares of our common stock outstanding as of June 20, 2001.

       Terms of New Options. The new options will be issued under the Answerthink Option Plan and a new option agreement between us and each option holder who has tendered options in the offer. The following description summarizes the material terms of the Answerthink Option Plan and the options to be granted under the Answerthink Option Plan.

       General.  The maximum number of shares of common stock available for
       -------
issuance pursuant to the exercise of options granted under the Answerthink Option Plan is currently 20,000,000. The maximum number of shares subject to options that may be awarded to one person under the Answerthink Option Plan is 3,000,000. The Answerthink Option Plan permits the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options. All of the new options granted pursuant to the offer will be nonqualified stock options.

       Administration.  The Answerthink Option Plan is administered by the
       --------------
compensation committee of our board of directors. The compensation committee is composed of no fewer than two directors who are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are appointed by the board to serve for such terms as the board may determine by resolution. The board may remove any member of the compensation committee or reconstitute the compensation committee with other directors, subject to the requirements of Rule 16b-3.

       Term.  The term of each option will be fixed by the compensation
       ----
committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will have a term of ten years from the date of grant of the option that was tendered for exchange.

       Exercise Price.  The exercise price of each option will be determined by
       --------------
the compensation committee, but may not be less than the greater of the par value or 100% of the fair market value of a share of our common stock on the date of grant. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on Nasdaq, or such other national securities exchange or interdealer quotation system on which our common stock is then traded, on the date of grant or, if the grant date is not a business day, as of the last business day preceding the grant date.

       Termination.  Options issued under the Answerthink Option Plan generally
       -----------
expire ten years after the date of grant. However, new options granted pursuant to the offer will expire ten years from the date of grant of the option that was tendered for exchange. If your employment with us terminates for any reason other than by reason of death or "permanent and total disability" (as defined in the Answerthink Option Plan), any option or portion thereof held by you that is not yet vested will terminate immediately upon such termination. Any option or portion thereof held by you that has vested but has not been exercised upon such termination will terminate at the close of business on the 90th day following your termination of employment (or if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday), unless the compensation committee, in its discretion, extends the period during which the option may be exercised (which period may not extend beyond the original term of the option).

       In the event that the termination of your employment is by reason of death, all options granted to you will fully vest on the date of death, and your executors, administrators, legatees or distributees of your estate may exercise any option held by you. This right to exercise options will extend to the earlier of the expiration of the option term or one year after the date of death. In the event that the termination of your employment is by reason of permanent and total disability, all options granted to you will continue to vest, and shall be exercisable to the extent that they are vested, to the earlier of the expiration of the option term or one year after the date of such termination.

       Vesting and Exercise.  The compensation committee will determine at what
       --------------------
time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee. Additionally, upon the occurrence of a "change of control" (as defined in the Answerthink Option Plan), if no provision is made to continue the Answerthink Option Plan or assume or replace the outstanding options with new options of a successor entity, then fifteen days prior to the consummation of the change of control, all options become immediately exercisable and remain exercisable for a period of fifteen days. Upon consummation of the change of control, the Answerthink Option Plan and all outstanding but unexercised options terminate.

       The new options granted to you will have the same vesting schedule, measured from the same grant date, as the options tendered by you and accepted for exchange.

       Here is an example of how the vesting schedule will work:

Original Grant Surrendered by Associate
---------------------------------------
3,000 options granted on August 31, 1999

Vesting Schedule                      Options    Strike Price
----------------                      -------    ------------
50% after 2 years (August 2001)         1,500          $25.00
25% August 2002                           750          $25.00
25% August 2003                           750          $25.00

New Grant to be Received by Associate
-------------------------------------
2,000 options granted on February 9, 2002 (projected grant date)

Vesting Schedule                      Options    Strike Price
----------------                      -------    ------------
50% fully vested (August 2001)          1,000    February 8, 2002 closing price
25% vested August 2002                    500    February 8, 2002 closing price
25% vested August 2003                    500    February 8, 2002 closing price

       Payment of Exercise Price.  You may exercise your options, in whole or in
       -------------------------
part, by delivery of a written notice to us on any business day at our principal office which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price, including any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option. In general, an option holder may pay the exercise price of an option by cash or certified check, by tendering shares of our common stock (which, if acquired from us, have been held by the option holder for at least six months, having a fair market value on the date of exercise equal to the aggregate exercise price), or by means of a broker-assisted cashless exercise.

       Transferability of Options.  New options are personal to the option
       --------------------------
holder and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) other than by will or the laws of descent and distribution. However, we may permit limited transfers of nonqualified options for the benefit of immediate family members of option holders to help with estate planning concerns. During your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

       Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Answerthink Option Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

       Incentive Stock Options. If you hold an incentive stock option that has an exercise price of $10.00 per share or more and do not tender the incentive stock option pursuant to this offer, your incentive stock option will be treated as a new grant of an option. The fact that your incentive stock option is treated as a new grant of an option has two effects. First, your incentive stock option must be re-tested at the time of the offer to determine if the terms of the option permit the option to qualify as an incentive stock option. One of the requirements for qualifying as an incentive stock option is that the option cannot first become exercisable for more than $100,000 worth of shares (calculated as the fair market value of a share of the common stock at the time of the option grant multiplied by the number of shares subject to the option) in a single calendar year. Any portion of your option that exceeds this $100,000 limit will be deemed to be a non-incentive stock option. Another requirement is that the exercise price cannot exceed the fair market value of the shares subject to the option at the time of the new option grant.

       Assuming your option is re-tested and qualifies as an incentive stock option, the second effect of a refusal to tender your incentive stock option is that the statutory holding period for that option will begin on the date of the offer. This is because the offer is treated as the grant of a new incentive stock option for purposes of the statutory holding period requirements. Therefore, in order to be eligible for favorable tax treatment, you must hold any stock purchased on exercise of the incentive stock option for two years after the date of this offer or, if later, one year after the option is exercised.

       Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, an option holder will not realize taxable income upon the grant of a nonqualified stock option having an exercise price substantially equal to the fair market value on the grant date of the stock subject to the option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder if we comply with applicable reporting requirements.

       An option holder who has transferred a nonqualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares will be the fair market value of the shares on the date the option is exercised.

       If you tender shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares tendered, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

       Our statements in this offer to exchange concerning the Answerthink Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Answerthink Option Plan and the appropriate form of option agreement under the Answerthink Option Plan. Please contact us at Answerthink, Inc., Human Resources, Attn: Robert Greene, 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2263) to receive a copy of the Answerthink Option Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.     Information Concerning Answerthink.

       General. We are a leading provider of technology-enabled business transformation solutions. We bring together multi-disciplinary expertise in benchmarking and research, business transformation, interactive marketing, business applications and technology integration to serve the needs of Global 2000 clients. Our solutions span all functional areas of a company including finance, human resources, information technology, sales, marketing, customer service, and supply chain across a variety of industry sectors such as telecommunications, utilities, automotive, financial services, retail, consumer packaged goods, life sciences and manufacturing. As of March 31, 2001, we had approximately 1600 employees.

       Answerthink was incorporated in the State of Florida in 1997. Our principal executive offices are located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131, and our telephone number at that address is (305) 375-8005.

       Financial Information. The following table sets forth selected consolidated financial and operating data for Answerthink. The selected historical statement of operations data for the years ended December 31, 1999 and December 29, 2000 and the selected historical balance sheet data as of December 29, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 29, 2000 that have been audited by PricewaterhouseCoopers LLP, independent public accountants.

       The selected historical statement of operations data for the three months ended March 31, 2000 and March 30, 2001 and the selected historical balance sheet data as of March 30, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended March 30, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

       The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                                        Year Ended                    Three Months Ended
                                                              -----------------------------      ----------------------------
                                                               December 31,   December 29,        March 31,        March 30,
                                                                  1999            2000              2000              2001
                                                              -----------------------------      ----------------------------
                                                                                                           (unaudited)
Income Statement Data:
Net revenues.................................................    $260,460       $311,136           $ 76,297         $ 72,015
Costs and expenses:
  Project personnel and expenses.............................     154,531        182,191             44,741           45,381
  Selling, general and administrative expenses...............      83,661        114,733             22,538           24,401
  Stock compensation expense.................................          --             --                213            3,031
  Merger related expenses....................................      11,700             --                 --               --
                                                                 -----------------------           -------------------------
     Total costs and operating expenses......................     249,892        296,924             67,492           72,813
                                                                 -----------------------           -------------------------
  Income (loss) from operations..............................      10,568         14,212              8,805             (798)
Other income (expense):
  Litigation settlement......................................          --          1,850                 --               --
  Non-cash investment losses.................................          --         (2,350)                --               --
  Interest income............................................         926          1,383                359              476
  Interest expense...........................................        (645)          (255)               (87)             (42)
                                                                 -----------------------           -------------------------
  Income (loss) before income taxes and extraordinary loss...      10,849         14,840              9,077             (364)
Income taxes.................................................       7,602          6,939              3,722             (164)
                                                                 -----------------------           -------------------------
Income (loss) before extraordinary loss......................       3,247          7,901              5,355             (200)
Extraordinary loss on early extinguishment of debt...........       2,113             --                 --               --
                                                                 -----------------------           -------------------------
Net income (loss)............................................    $  1,134       $  7,901           $  5,355         $   (200)
                                                                 =======================           =========================

Basic net income (loss) per common share:
 Income (loss) before extraordinary loss.....................    $   0.09       $   0.20           $   0.14         $     --
 Extraordinary loss on early extinguishment of debt..........    $  (0.06)      $     --           $     --         $     --
 Net income (loss) per common share..........................    $   0.03       $   0.20           $   0.14         $     --

Weighted average common shares outstanding...................      34,953         40,262             37,818           42,181

Diluted net income (loss) per common share:
 Income (loss) before extraordinary loss.....................    $   0.08       $   0.18           $   0.12         $     --
 Extraordinary loss on early extinguishment of debt..........    $  (0.05)      $  --              $     --         $     --
 Net income (loss) per common share..........................    $   0.03       $   0.18           $   0.12         $     --

Weighted average common and common equivalent shares
  outstanding................................................      43,098         45,137             45,055           42,181

Other Financial Data:
Capital expenditures.........................................    $  5,285       $  8,920           $  1,935         $  4,089
Cash flows provided by (used in) operating activities........    $  7,313       $ 20,159           $ (8,164)        $ (8,546)
Cash flows used in investing activities......................    $ 17,635       $ 11,048           $  4,732         $  4,089
Cash flows provided by financing activities..................    $    515       $ 15,427           $  9,532         $  1,102

Balance Sheet Data (at period end):
Cash and cash equivalents....................................    $ 27,124       $ 51,662           $ 23,760         $ 40,129
Working capital..............................................    $ 55,166       $ 73,337           $ 67,419         $ 81,350
Total assets.................................................    $200,713       $228,676           $214,629         $220,152
Stockholders' equity.........................................    $140,270       $172,054           $163,366         $181,124

       See "Additional Information" beginning on page 23 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

       A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of June 20, 2001, our directors and executive officers as a group beneficially owned options outstanding under the Plans to purchase a total of 515,000 shares of our common stock, which represented approximately 4.13% of the shares subject to all options outstanding under the Plans as of that date. All of the outstanding options held by our directors and executive officers are eligible to be tendered in the offer. For information with respect to beneficial ownership by our directors and executive officers of our common stock, please refer to our definitive proxy statement, filed with the SEC on April 6, 2001.

       Except as described below, based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the options or our common stock during the 60 days prior to the date hereof.

       Mr. Allan Frank, a director and the president of Answerthink, had the following transactions in our common stock: (i) sold 5,000 shares at a price of $5.00 per share on May 15, 2001; (ii) sold 5,000 shares at a price of $5.03 per share on May 15, 2001; (iii) sold 5,000 shares at a price of $5.05 per share on May 16, 2001; (iv) sold 5,000 shares at a price of $5.10 per share on May 16, 2001; (v) sold 2,800 shares at a price of $5.25 per share on May 16, 2001; (vi) sold 100 shares at a price of $5.26 per share on May 16, 2001; (vii) sold 2,000 shares at a price of $5.27 per share on May 16, 2001; (viii) sold 100 shares at a price of $5.28 per share on May 16, 2001; (ix) sold 5,000 shares at a price of $5.70 per share on May 17, 2001; (x) sold 10,000 shares at a price of $5.80 per share on May 17, 2001; (xi) sold 15,000 shares at a price of $5.90 per share on May 18, 2001; (xii) sold 9,500 shares at a price of $5.95 per share on May 18, 2001; and (xiii) sold 500 shares at a price of $5.96 per share on May 18, 2001. On May 11, 2001, Mr. Robert Bahash, one of our directors, purchased 20,000 shares of our common stock at a price of $5.08 per share.

       We have been advised that our executive officers and directors intend to tender options pursuant to this offer.

       Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the Answerthink Option Plan, the Answerthink, Inc. Employee Stock Purchase Plan, and except as set forth in this offer to exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

       Options we acquire pursuant to the offer will be canceled, and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

       We believe that Answerthink will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     . we will not grant any new options until a day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

     . the exercise price of all new options will equal the market value of the common stock on the date we grant the new options or, if the grant date is not a business day, as of the last business day preceding the grant date.

       However, if we were to grant any options before expiration of the six-month period just described to option holders who have agreed to the cancellation, we would incur a compensation expense if the new grant were to have an exercise price less than the exercise price of any options tendered for cancellation and exchange. A new grant of this kind during the six-month period would be treated for financial reporting purposes as a variable award to the extent of the number of the option holder's tendered option shares or, if less, the number of shares subject to the grant.

       In this event, on each of Answerthink's reporting dates between the date of the new grant and the date the option is exercised by the option holder (or is otherwise forfeited or expires), we would be required to record as a compensation expense the amount of any increase in the market value of the option spread from the last reporting date.

12.    Legal Matters; Regulatory Approvals.

       We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 6.

13.    Material Federal Income Tax Consequences.

       The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

       The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

       At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

       Special tax considerations may be applicable to employees located abroad.

       We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

14.    Extension of Offer; Termination; Amendment.

       We reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

       We expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

       Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

       Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Daylight time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner, which may include an electronic mail message, reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

       If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

   (a) (1) we increase or decrease the amount of consideration offered for the options;

       (2) we decrease the number of options eligible to be tendered in the offer; or

       (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

   (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.    Fees and Expenses.

       We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.    Additional Information.

       We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the

Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

       The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer incorporates by reference the financial statements and the notes thereto contained in the documents listed below that have been previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until completion of the offer:

     1. our annual report on Form 10-K for our fiscal year ended December 29, 2000, filed with the SEC on March 29, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of shareholders, filed with the SEC on April 6, 2001;

     2. our quarterly report on Form 10-Q for our fiscal quarter ended March 30, 2001, filed with the SEC on May 14, 2001;

     3. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on May 21, 1998, including any amendments or reports we file for the purpose of updating that description; and

     4. our registration statements on Form S-8, registering the shares to be issued under the Answerthink Option Plan, filed with the SEC on December 30, 1998, November 9, 1999, and June 16, 2000.

The SEC file number for all of these filings other than our registration statements on Form 8-A and Form S-8 is 333-48123. The SEC file numbers for our registration statements on Form 8-A and Form S-8 are 0-24343, 333-69951, 333-90635, and 333-39460, respectively.

       Our SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.      7 World Trade Center    500 West Madison Street
         Room 1024                 Suite 1300                Suite 1400
  Washington, D.C. 20549    New York, New York 10048   Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

       Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

       Our common stock is quoted on Nasdaq under the symbol "ANSR," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

       We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                               Answerthink, Inc.
                        Attention:  Josie Estevez-Lugo
                            1001 Brickell Bay Drive
                                  Suite 3000
                             Miami, Florida 33131

or by telephoning us at (305) 375-8005, extension 1084 between the hours of 9:00 a.m. and 5:00 p.m., Florida local time.

       As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

       The information contained in this offer to exchange about Answerthink should be read together with the information contained in the documents to which we have referred you.

17.    Miscellaneous.

       This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to Answerthink or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Pursuant to Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Exchange Act, the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with a tender offer such as the offer made hereby. The documents we have filed with the SEC, including our Registration Statement on Form S-3 (Registration Form 333-32342), discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks and uncertainties include, but are in no way limited to our ability to attract additional business, the potential for contract cancellation by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, and changes in general economic conditions. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

       We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

       We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Answerthink, Inc.                                       June 27, 2001

                                  SCHEDULE A

          Information Concerning the Directors and Executive Officers
                             of Answerthink, Inc.

       The directors and executive officers of Answerthink and their positions and offices as of June 27, 2001 are set forth in the following table:

Name                       Position and Offices Held
----                       -------------------------
Ted A. Fernandez           Director, Chairman and Chief Executive Officer
Robert J. Bahash           Director
John F. Brennan            Executive Vice President and Chief Financial Officer
David N. Dungan            Director and Chief Operating Officer
Allan R. Frank             Director and President
Edwin A. Huston            Director
Jeffrey E. Kiesling        Director
Alan T.G. Wix              Director

       The address of Messrs. Fernandez, Brennan, Dungan, Frank and Huston is c/o Answerthink, Inc., 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131.

       The address of Mr. Bahash is 1221 Avenue of the Americas, 49th Floor, New York, New York 10020.

       The address of Mr. Keisling is 150 N. Radnor-Chester Road, St. Davids, Pennsylvania 19087.

       The address of Mr. Wix is 99 Merewood Road, Barnehurst, Kent, England DA7 6PH.

[Name of Optionee]

                                  SCHEDULE B

                Options exercisable and available as of 6/27/01

------------------------------------------------------------------------------------------------------------------------------------
  Grant          Expiration                    Grant         Options         Option         Options        Options      Options
  Date           Date             Plan ID      Type          Granted         Price        Outstanding      Vested     Exercisable
------------------------------------------------------------------------------------------------------------------------------------


[Option information for Optionee]

------------------------------------------------------------------------------------------------------------------------------------

Totals

================================================================================


                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
                       FOR NEW OPTIONS GRANTED UNDER THE
            ANSWERTHINK, INC. 1998 STOCK OPTION AND INCENTIVE PLAN

                                      OF


                               ANSWERTHINK, INC.


                                  ___________


Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Human Resources, Attn:
Robert Greene at Answerthink, Inc., 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2263).



                                  ___________


                                 June 27, 2001





================================================================================